                               PURCHASE AGREEMENT

     AGREEMENT made the 25th day of July, 1998 between Carlen Corporation, a Texas corporation ("Seller"), and HORIZON Pharmacies, Inc., a Delaware Corporation ("Buyer").

                              W I T N E S S E T H

     WHEREAS, Seller operates a retail pharmacy doing business as Briargrove Pharmacy, (the Drug Store") located at 6435 San Felipe, Houston, Texas 77057 (the "Retail Location").

     WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase certain assets utilized in connection with and as part of Seller's operation of the Drug Store upon the terms and conditions stated herein:

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1.   SALE OF ASSETS.

          1.1 ASSETS TO BE PURCHASED Seller hereby agrees to convey, transfer, assign, and deliver to Buyer on a going concern basis, and Buyer hereby agrees to purchase from Seller all of Seller's assets located at or used in connection with Seller's operation of the Drug Store including but not limited to:

               A. MARKETABLE INVENTORY. All marketable pharmaceutical and retail inventory of Seller held for retail sale by the Drug Store, a summary of which is attached as Exhibit "G".

               B. PRESCRIPTION FILES AND PATIENT PROFILES. All prescription files, patient profiles, customer list and telephone numbers.

               C. FURNITURE, FIXTURES AND EQUIPMENT. Supplies and all furniture, fixtures, equipment described in Exhibit "A" attached hereto and made a part hereof, including but not limited to computers, peripherals, cash registers, refrigerators, typewriters, microfiche, fax machines, copiers, sound system, alarm system, telephone equipment, shelving, counters, bottles, vials, ointment jars and other usable supplies.

               D. COPYRIGHTS, TRADE NAMES, AND TRADEMARKS. All copyrights, trade names and trademarks associated with the Pharmacy Location(s) including, but not limited to Briargrove Pharmacy and all variations thereof.

          1.2 ASSETS NOT PURCHASED BY BUYER Unless otherwise agreed by the parties in writing, Buyer shall not purchase the following: (i) consigned merchandise; (ii) merchandise held in layaway; (iii) merchandise which is damaged; (iv) merchandise which is unsalable because its expiration date has expired; or (v) prescription merchandise expiring within 30 days or prescription merchandise or over-the-counter drugs which are (a) in a partially filled container with a date which will expire within 30 days of the closing date; or (b) in a full, sealed container with a date which is expired; (vi) all accounts receivable for services rendered on or before closing, including, but not limited to, third party insurance receivables, individual charge account receivables, and Worker's Compensation receivables; and Seller's full interest in a class action lawsuit brought against certain pharmaceutical companies based on claims of anti-trust and other legal violations, which lawsuit is currently pending.

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SELLER INITIAL                                                   BUYER INITIAL

          1.3 TELEPHONE NUMBERS. Seller agrees to use all reasonable efforts and take all action necessary to assure that all telephone numbers used at the Drug Store shall be transferred without interruption to Buyer.

2.   PURCHASE PRICE.

          2.1 COMPUTATION. The purchase price to be paid by the Buyer for the Drug Stores Assets shall be computed as follows: (i) $700,000 for prescription files, patient profiles, furniture, fixtures, equipment and goodwill; PLUS (ii) the discounted fair market value of all inventory constituting a part of the Drug Store Assets determined in accordance with Section 2.6, below;

          2.2 ALLOCATION. The total purchase price described in Section 2.1, above, shall be allocated as set forth in Exhibit "B" attached hereto and made a part hereof.

          2.3 PAYMENT OF THE PURCHASE PRICE. Buyer shall cause the purchase price to be paid to Seller as follows:

               (a) $765,000 on the Closing Date by Company, certified or cashier's check (less of the Earnest Money Deposit as such term is defined in Section 2.4, below);

               (b) Shares of Buyer's common stock, par value $.01 per share (the "HORIZON Common Stock"), equivalent to $487,986.00 based upon the average closing price for the HORIZON common stock as reported in the Wall Street Journal for the ten
                    (10) business days immediately preceding the Closing Date, as such term is defined in Section 7.1, below. The dollar amount will equal the actual evaluation of the store inventory less $135,000, and plus or minus any adjustments per Sections 2.3(d) and 2.3(e) below;

               (c) Pursuant to Section 8.3, a negotiable promissory note for $100,000.00, payable to David DeVido in two equal installments due six (6) months and twelve (12) months from the date of purchase in the form attached as Exhibit "C" attached hereto secured by the inventory of the Drug Store in amount sufficient to cover the outstanding principal plus accrued interest due thereon;

               (d) Buyer shall deduct from the purchase price payable at Closing an amount equal to the sum of (i) Seller's pro rata share of personal property taxes as described in Section 2.5.2, below, and (ii) one half of the fee charged by the third party inventory service;

               (e) Additionally, Buyer and Seller shall prorate rent and utilities for the month of July upon presentation of invoices By Buyer (which may occur after the closing) and Buyer shall purchase petty cash and register cash from Seller at closing and reimburse Seller for any security deposit on deposit with the landlord of the retail location; and

               (f) Adjustments to the total purchase price, up or down, based on the actual inventory, shall be made in the number of shares of Buyer's common stock given as consideration.

          2.4 EARNEST MONEY DEPOSIT. Buyer herewith deposits with ________N/A___ _________ (the "Escrow Agent"), the sum of
               $10,000 (the "Earnest Money Deposit"), which sum shall be applied to the cash portion of the purchase price at Closing. In the event Seller fails to perform each and every covenant and condition required hereunder, Buyer may terminate this Agreement by giving Seller written notice and Seller shall return the Earnest Money to Buyer within three (3) days of Seller's receipt of such notice. In the event Buyer fails to perform each and every obligation hereunder, Seller may terminate this Agreement and retain the

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SELLER INITIAL                                                   BUYER INITIAL

               Earnest Money as liquidated damages. The remedies provided in this Section shall be the exclusive remedies for a breach of this Section.

          2.5  TAXES

               2.5.1 SALES, USE, AND TRANSFER TAXES Buyer shall pay any and all sales, use, and transfer taxes arising out of the sale of the Drug Store Assets pursuant to this Agreement.

               2.5.2 PERSONAL PROPERTY TAXES. Seller shall pay all personal property taxes attributable to the Drug Store Assets for the period up to and including the Closing Date, and Buyer shall pay all personal property taxes attributable to the Drug Store Assets for the period following the Closing Date. The parties shall, using last year's tax returns, estimate as of the Closing Date the personal property taxes anticipated to be owed on the Drug Store Assets for the current calendar year, and Seller's pro rata portion of such estimated taxes shall be withheld by Buyer from the purchase price described in Section 2.3, above.

          2.6 INVENTORY EVALUATION A physical inventory of the Drug Store Assets shall be performed on the Closing Date by an independent third party inventory service. Each party shall pay one-half of the fee charged by the service company, with Seller's pro rata share of such costs to be deducted from the purchase price payable by Buyer at Closing. For purposes of calculating that portion of the purchase price attributed to inventory under
               Section 2, above, the marketable inventory shall be valued as follows, except as otherwise provided herein:

          MARKETABLE INVENTORY            METHOD OF VALUATION
          Prescription inventory          Acquisition cost or AWP less 16%
                                          except for special deal prescription
                                          items or generic items which shall
                                          be valued at acquisition cost

          Non-Prescription inventory      Acquisition cost

     In the event Seller is unable to establish the acquisition cost of any non-prescription inventory, the following formula shall be applied in valuing such inventory.

          CATEGORY OF MERCHANDISE         METHOD OF VALUATION
          HBA                             Retail price less 25%
          OTC                             Retail price less 25%
          Gifts                           Retail price less 50%
          Cards                           Retail price less 50%
          Cosmetics                       Retail price less 33-1/3%
          Watches/Cameras                 Retail price less 33-1/3%
          Fragrances                      Retail price less 25%
          Candy (box)                     Retail price less 40%
          Candy (loose)                   Retail price less 30%
          Jewelry                         Retail price less 50%
          Miscellaneous                   Retail price less 50%
          Seasonal Merchandise            Retail price less 50%

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

3.   REPRESENTATIONS AND WARRANTIES.

     3.1. The Seller does hereby represent and warrant to Buyer as follows:

          3.1.1 ORGANIZATION. Seller is a corporation duly organized and existing in good standing under the laws of its state of incorporation and is entitled to own and lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is conducted.

          3.1.2 AUTHORITY. The execution, delivery and performance of this agreement by Seller has been duly authorized by all necessary corporate action and constitutes a legal, valid, and binding obligation on Seller enforceable in accordance with its terms.

          3.1.3 TITLE TO PROPERTIES. The Seller has good and marketable title to all of the Drug Store assets, free and clear of all mortgages, liens, encumbrances, pledges, or security interests of any nature whatsoever, except for secured debts, if any, listed on Exhibit "D" attached hereto which shall be satisfied and released at or prior to closing.

          3.1.4 BOOKS AND RECORDS. Seller's books and records which have been provided to Buyer for inspection are true, correct and complete, and contain no material omission with respect to Seller's business, operation or status.

          3.1.5 STATEMENTS NOT MISLEADING. No representation, warranty or other information disclosed to Buyer in connection with this Agreement omits or will omit to state the material facts necessary to make such representation, warranty or information not misleading.

          3.1.6 COMPLIANCE WITH APPLICABLE LAWS. Except as noted on Exhibit "E", Seller has received no notice of violation of any applicable law, regulation or requirement relating to the operation of the Drug Store, the Drug Store Assets or the Retail Location, and Seller has no knowledge of or reason to believe any such violation exists. Seller is in full compliance with all wages and hour laws, and to the best of its knowledge is not engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against Seller is filed or threatened to be filed with or by the National Labor Relation Board, the Equal Employment Opportunity Commission or any other administrative agency, Federal or state, that regulates labor or employment practices, nor is any grievances filed or threatened to be filed against Seller by any employee pursuant to any collective bargaining or other employment agreement to which Seller is a party. To the Seller's best knowledge it is in compliance with all applicable Federal and state laws and regulations regarding occupational safety and health standards and has received no material complaints from any Federal or state agency or regulatory body alleging violations of any such laws and regulations. The Drug Store and the use and operation thereof are currently in compliance with all applicable laws, ordinances, rules and regulations relating to public health and safety and protection of the environment. Seller has not released, generated, discharged, manufactured, treated, transported or disposed of hazardous material on, in, under or from the Drug Store or placed or stored any hazardous material on the property. To the best of Seller's knowledge, (a) no release, generation, discharge, manufacture, treatment, transportation or disposal of hazardous material has occurred on, in, under or from the Drug Store, (b) no hazardous material is or has been stored or otherwise located on, in or under the Drug Store, and (c) there are no underground storage tanks on the Drug Store premises. There are no pending or to the

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SELLER INITIAL                                                   BUYER INITIAL
          best of Seller's knowledge threatened requests for information, action or proceedings from or by any governmental agency or any other person or entity regarding the condition or use of the Drug Store or the release, generation, discharge, manufacture, treatment, transportation or discharge of hazardous material on, in, under or from the Drug Store.

          3.1.7 CONTRACTS. Seller is not a party to any contract, understanding or commitment Whether in the ordinary course of business or not, relating to Seller's operation of the Drug Store which extends beyond the Closing Date except those listed on Exhibit "F", which Buyer agrees to assume.

          3.1.8 EMPLOYMENT CONTRACTS. Seller is not a party to any oral or written contract of employment between Seller and any officer or other employee, and the employment of each of Seller's officers and all the Drug Store's employees is terminable at will without any penalty or severance obligation of any kind.

          3.1.9 LITIGATION. Seller is not a party to and has no knowledge of any suit, action, proceeding, investigation, claim, complaint or accusation pending or threatened against or affecting Seller or the Drug Store Assets, in any court or before any arbitration panel of any kind or before or by any Federal, state, local, foreign or other government agency, department, commission, board, bureau, instrumentality or body, and to the best knowledge and belief of Seller, there is no basis for any such suit, action, litigation, proceeding, investigation, claim, complaint or accusation. There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel or government body against or affecting Seller, Drug Store, the Drug Store Assets or the Retail Location.

          3.1.10 EMPLOYEE BENEFITS. All sums due for employee compensation and benefits and all vacation time owing to any employees of Seller have been duly and adequately accrued and reflected in the accounting records of Seller. Seller shall be responsible for all employee benefits, including but not limited to payment for accrued vacation, to the Closing Date. To the Seller's best knowledge, all employees of Seller are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

          3.1.11  TAXES.

               (a) Seller has filed all required Federal, state, local, foreign and other tax returns, notices and reports (including, but not limited to, income, property, sales, use, franchise, capital, stock, excise, added value, employee's income withholding, social security and unemployment tax returns) heretofore due; and to Seller's best knowledge all such returns, notices, and reports are correct, accurate, and complete.

               (b) Seller has made all deposits required to be made in connection with any tax including but not limited to, estimated income, franchise, sales, use, and employee withholding taxes.


          3.1.12 INVESTMENT PURPOSE. Seller is acquiring the HORIZON Common Stock for investment, and not with a view to the sale or distribution thereof. Seller understands and acknowledges that the transfer of the HORIZON Stock issuable hereunder will be restricted and that Seller may not sell or otherwise dispose of such shares unless and until a registration statement under the Security Act of 1933, as amended (the "Securities Act"), is in effect with respect thereto and Seller has fully complied with the Securities Act and all applicable regulations thereunder, or Seller has received an

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SELLER INITIAL                                                   BUYER INITIAL
                    opinion from Buyer's counsel that the contemplated sale or other disposition of the HORIZON Common Stock will not require registration under the Security Act.

          3.1.13 INSURANCE. All inventories, buildings and fixed assets owned or leased by Seller are and will be adequately insured against fire to the Closing Date, valid policies therefor are and will be outstanding and in force, and the premiums will be paid before the Closing Date.

          3.1.14 NO CHANGES. Until the Closing Date, Seller will not, except with Buyer's prior written consent: (i) conduct its business except in the regular and ordinary course; (ii) increase the amount of compensation currently being paid to employee or agent, or make any bonus arrangement with any employee or agent; (iii) enter into any transaction other than in the ordinary course of business; or (iv) pay out of assets being sold to Buyer any debt, obligation or liability which Buyer has not agreed to assume under the terms of this Agreement.

     3.2  Buyer does hereby represent and warrant to Seller as follows:

          3.2.1 ORGANIZATION. Buyer is a corporation duly organized and existing in good standing under the laws of Delaware, and is entitled to own or lease properties and carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.

          3.2.2 COMMON STOCK. Buyer has authorized 14,000,000 shares of HORIZON Common Stock of which approximately 5,400,000 shares are currently issued and outstanding, and 1,000,000 share of preferred stock, par value $0.01 per share, none of which are currently issued and outstanding.

4.   CONDITIONS TO CLOSING.

     4.1. BUYER'S CONDITIONS TO CLOSING. All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (unless waived in writing by Buyer).

          4.1.1     REPRESENTATIONS AND WARRANTIES.   The representations and
                    warranties of Seller contained in this Agreement shall be true and complete at the Closing Date as if they were made at such time.

          4.1.2 COMPLIANCE. Seller shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          4.1.3 CONSENTS. All necessary consents to the transfer of the Drug Store Assets have been obtained from vendors and other third party, if any.

          4.1.4 NO CASUALTY. The Drug Store's business and property shall not have been adversely affected in any material way as a result of any strike, lock-out, accident or other casualty or act of God or the public enemy, or any judicial, administrative or governmental proceeding.

          4.1.5 LEASE OF RETAIL LOCATION. Buyer shall have executed a lease assignment covering the Retail Location.

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SELLER INITIAL                                                   BUYER INITIAL

          4.1.6 LICENSE TO OPERATE RETAIL PHARMACY. Buyer shall have obtained a valid license to operate a retail pharmacy under the HORIZON Pharmacies, Inc. name in the state of TEXAS.

     4.2 SELLER'S CONDITIONS TO CLOSING. All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions (unless waived in writing by Seller).

          4.2.1 REPRESENTATIONS. The representations and warranties of Buyer contained in this Agreement shall be true and complete at the Closing Date as if they were made at such time.

          4.2.2 COMPLIANCE. Buyer shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          4.2.3 INSURANCE. Buyer shall have documentation of insurance coverage.

5. LIABILITIES NOT ASSUMED BY BUYER. The parties expressly agree and acknowledge that Buyer shall not, by virtue of this Agreement, the consummation of the transactions contemplated herein or otherwise, assume any liabilities or obligations of Seller or any liabilities or obligations constituting a charge, lien, encumbrance or security interest upon the Drug Store Assets, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated or otherwise; except as provided in Section 3.1.7.

6.   INDEMNIFICATION.

     6.1 SELLER'S INDEMNIFICATION OF BUYER. Seller and David Devido shall indemnify and hold harmless Buyer against and in respect of any and all liabilities concerning or otherwise connected to the conduct or operation of the Drug Store as of or prior to the Closing Date, and with the exception of liabilities expressly assumed by Buyer, all liabilities and obligations of the Seller, of every kind and description, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated, accrued or otherwise, and regardless of how and when the same may have arisen, which are asserted against Buyer as a result of this Agreement or the consummation of the transactions contemplated herein. Seller and David Devido also indemnify, defend, and hold harmless Buyer against and in respect of any cost, damage, expense, liability or loss incurred or suffered by Buyer resulting from or arising out of the breach, inaccuracy, misrepresentation or untruth of any representation or warranty which survives the Closing, or the nonfulfillment of the post-closing agreements of Seller, including without limitation the agreements of Seller set forth in Section 8.5 regarding access to records in order for Buyer to conduct an audit of the last two (2) fiscal years and unaudited financial data up to the Closing Date. The foregoing indemnifications shall be joint and several, and indemnified costs and expenses shall include reasonable attorney's fees and related expenses. The right of indemnification shall be in addition to and shall not operate as a limitation on any other right or remedy pursuant to this agreement or any document or instrument executed in connection with the consummation of the sale and purchase of the Drug Store. The provisions of this paragraph shall survive the closing of this transaction for a period of one (1) year.

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SELLER INITIAL                                                   BUYER INITIAL

     6.2 BUYER'S INDEMNIFICATION OF SELLER. Buyer shall indemnify and hold harmless Seller against and in respect of any and all liabilities concerning or otherwise connected to the conduct or operation of the Drug Store following the Closing Date, or arising out of any misrepresentation or breach of any of the provisions contained herein. The provisions of this paragraph shall survive the closing of this transaction for a period of one (1) year; except that Buyer shall indemnify and hold harmless Seller and David DeVido, individually, ("DeVido") against and in respect to all suits, actions, losses, damages, claims, or liability, including all expenses of litigation, court costs, and attorney's fees arising out of Buyer's failure to perform all of its obligations as Assignee under that certain Lease Agreement (Sublease Agreement) between Carlen Corporation, a Texas corporation ("Tenant"), Rice Food Markets ("Landlord"), and David DeVido ("Guarantor") dated September 12, 1989, as amended, for the lease premises located at 6435 San Felipe, Houston, Texas 77057. This indemnity shall remain in full force and effect until termination of the lease on February 28, 2006.

7.   CLOSING.

     7.1 CLOSING DATE. The closing shall take place at the Retail Location on or before July 25, 1998 (the "Closing Date") but in no event later than August 8, 1998 unless otherwise agreed by the parties in writing.

     7.2 SELLER'S OBLIGATIONS AT CLOSING. Seller shall deliver to Buyer at closing of this Agreement a Bill of Sale effective to vest in Buyer good and marketable title to the Drug Store Assets, free and clear of all mortgages, security interest, liens, encumbrances, pledges and hypothecation of every nature and description and all other instruments and documents that are necessary or appropriate to the sale and delivery of the Drug Store Assets.

     7.3 BUYER'S OBLIGATIONS AT CLOSING. Buyer shall deliver to Seller at closing: (i) a check for the cash portion of the purchase price provided for in Section 2.3 made payable to Seller and Seller's secured lender; (ii) the Note and security Agreement provided for in
          Section 2.3 with David DeVido named as the secured party; and (iii) evidence that the shares of Common Stock provided for in Section 2.3 shall be promptly delivered.

8.   MISCELLANEOUS.

     8.1 SURVIVAL OF REPRESENTATION, WARRANTIES AND INDEMNIFICATIONS. All of the representations, warranties and indemnifications of the parties set forth in this Agreement shall survive the Closing hereof. The provisions of this paragraph shall survive the closing of this transaction for a period of one (1) year.

     8.2 RISK OF LOSS. The risk of loss of damages of Drug Store Assets shall be upon Seller until the closing hereof.

     8.3 COVENANT NOT TO COMPETE. Except as otherwise provided herein, David Devido shall not, for a period of six (6) years after the Closing Date, directly or indirectly own an equity interest in, operate, manage or assist any person or entity other than Buyer in operating or managing, any business which includes a retail pharmacy, nursing home or home health care company, or which offers for sale or lease durable medical equipment within a five (5) miles radius of store location, excluding Shan-La, Inc. d/b/a Park Plaza Pharmacy, located at 1213 Hermann Drive, Suite 140, Houston, Texas 77004. The parties expressly agree that David Devido may serve no more

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SELLER INITIAL                                                   BUYER INITIAL
          than one (1) day per week as a relief pharmacist at retail pharmacies not owned or operated by Buyer. The parties acknowledge that the territorial and time limitations contained in the paragraph are reasonable and properly required for the adequate protection of the business to be conducted by Buyer with the assets and properties to be transferred hereunder and can not be changed except by written permission of Buyer.

     8.4 RIGHT TO ENJOIN BREACH. The parties agree that in the event of a breach by Seller of any provision of this paragraph, monetary damages alone would be inadequate and Buyer shall, in addition to all other legal remedies, be entitled to obtain an order enjoining Seller from violating the covenants set forth herein.

     8.5 ACCESS TO RECORDS. Seller shall give Buyer, its counsel, accountants and representatives, reasonable access during normal business hours to all of Seller's books, contracts, commitments and records and furnish Buyer with all information which Buyer reasonably may request to conduct a financial audit of the last two (2) fiscal years and unaudited financial data up to Closing Date at Buyer's expense. The Buyer's audit will be conducted after the Closing Date.
          Seller and David Devido agree and certify that they are aware that the post-Closing audit by Buyer is required in order to satisfy Buyer's regulatory reporting and disclosure requirements and for Buyer's general business purposes, that their prompt and complete cooperation and compliance with the provisions of this Section are required in order for such audit to be completed on a thorough and timely basis and that their failure to cooperate and comply could subject them to a claim to be indemnified, defended and held harmless or for other remedies available under this agreement or pursuant to applicable law or regulation.

     8.6 SELLER'S COLLECTION OF ACCOUNTS RECEIVABLE. Buyer acknowledges and agrees that Seller will need assistance from Drug Store employees to properly direct collections on account and to properly allocate between Buyer and Seller based upon the invoice date referenced by the payment.

     8.6 GOVERNING LAW. This agreement shall be governed and construed in accordance with the laws of the state of Texas.

     8.7 ENTIRE AGREEMENT MODIFICATION. This agreement contains the entire agreement between the parties, and no representations, warranties or promises, unless contained herein, shall be binding upon the parties hereto, their successors and assigns. This Agreement may not be amended or terminated except by an instrument executed by both parties.

     8.8 ASSIGNMENT. This agreement may not be assigned by Buyer without written consent of Seller, which consent will not be unreasonably withheld.

     8.9  TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

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SELLER INITIAL                                                   BUYER INITIAL

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

BUYER:                             HORIZON Pharmacies, Inc.

Witness:


-----------------------            ---------------------------
                                   Rick McCord,  President


SELLER:                            Carlen Corporation

Witness:

-----------------------            ---------------------------
                                   David DeVido,  President





                                       10
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SELLER INITIAL                                                   BUYER INITIAL